EXHIBIT 4.1
DESCRIPTION OF COMMON STOCK
The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our Second Amended and Restated Certificate of Incorporation (our “charter”) and our Amended and Restated By-Laws (our “bylaws”).

General
Under our charter, we are authorized to issue 100,000,000 shares of our common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.
Holders of our common stock are entitled to one vote per share.
Each of our directors is elected by an affirmative vote of a plurality of the votes properly cast with respect to such director. Vacancies on the board of directors may be filled by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will hold office until the next annual meeting of stockholders.
Subject to any preferential rights of any then outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our board of directors out of funds legally available for the payment of dividends. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, and holders of any then outstanding preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. In the event of a merger or consolidation with or into another entity, holders of each share of common stock will be entitled to receive the same per share consideration.
Anti-Takeover Provisions of the Delaware Law and Our Governing Documents
Delaware Law
We are subject to Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination”
transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:
•prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.
A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.
Undesignated Preferred Stock
Our charter authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more classes or series. Prior to issuance of shares of each series, our board of directors is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our board of directors could authorize the issuance of additional shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Special Meetings of Stockholders; Stockholder Action
A special meeting of our stockholders may be called only by the Chairman of the board, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the board of directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Our bylaws provide that our stockholders may not take action by written consent.
Amendment of Certificate of Incorporation and Bylaws
Our charter may be amended in accordance with the DGCL. Our bylaws may be amended by the affirmative vote of a majority of the stockholders present at any annual meeting of the stockholders at which a quorum is present. Our bylaws may also be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.
Forum Selection
Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have notice of and consented to the foregoing provisions of our bylaws.